Exhibit 11.1

Statement of Computation of Per Share Earnings
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
                                           For three months ended September 30,


                                                       2003            2002
BASIC:
Average shares outstanding                           70,230,120     50,703,411

Net income(loss) applicable
                to Common Shares                         (8,887)    (1,125,649)
                                                    -----------    -----------
Per share amount                                          (0.00)         (0.02)
                                                    ===========    ===========
FULLY DILUTED:
Average shares outstanding
    disregarding dilutive outstanding
    stock options and warrants
    and conversion of debentures
    for each year                                   70,230,120      50,703,411

Dilutive stock options and
     warrants, based on the treasury
     stock method using the average
     market price                                     4,030,341      1,111,369

Floating convertible debenture                          375,000        750,000
                                                    -----------    -----------
Shares outstanding                                   74,635,461     52,564,780
                                                    ===========    ===========
Net income(loss)                                         (8,887)    (1,125,649)

Interest on Floating Convertible Debenture,
                net of taxes                             50,522        50,763

Net income (loss) for fully diluted                        --             --
   calculation                                           41,635     (1,074,886)
                                                    ===========    ===========

Per share amount                                           0.00          (0.02)
                                                    ===========    ===========

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